Exhibit 10.1

Howard Hughes Holdings Inc.
2025 Equity Incentive Plan

Article 1.  Establishment & Purpose

1.1
Establishment. Howard Hughes Holdings Inc., a Delaware corporation, hereby establishes The Howard Hughes Holdings Inc. 2025 Equity Incentive Plan (as may be amended or modified from time to time, the “Plan”), subject to approval by the Company’s stockholders at the Company’s 2025 Annual Meeting of Stockholders (the date of such meeting, the “Effective Date”). If the Plan is approved on the Effective Date, the Company shall not grant any Awards under the Howard Hughes Holdings Inc. 2020 Equity Incentive Plan (the “Prior Plan”) on and after the Effective Date.

1.2
Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate officers, Employees, Non- Employee Directors and Consultants providing services to the Company or any of its Subsidiaries or Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.

Article 2.  Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1
“Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls; provided, however, to the extent that Awards must cover “service recipient stock” in order to comply with Section 409A, “Affiliate” shall be limited to those entities which could qualify as an “eligible issuer” under Section 409A.

2.2	“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Other Stock- Based Award that is granted under the Plan.

2.3	“Award Agreement” means a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan.

2.4	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5	“Board” means the Board of Directors of the Company.

2.6
“Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) if such Participant is party to an employment, consulting, or similar type of agreement (each, an “Employment Agreement”) that contains a definition of “Cause” at the applicable time of determination, “Cause” as defined therein, or (ii) if the Participant is not so a party, (A) the Participant is charged with (x) a felony, or (y) a misdemeanor relating to the business of the Company or any of its Affiliates or involving moral turpitude; (B) the Participant’s willful failure to substantially perform his or her duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness); (C) the Participant’s engaging in (x) material misconduct or wrongdoing, or illegal conduct in the course of carrying out the Participant’s duties with the Company or any of its Affiliates, or (y) any act of material dishonesty involving the Participant’s employment with the Company or any of its Affiliates (including, without limitation, fraud, misappropriation, or embezzlement); (D) the Participant’s material breach of any written agreement with the Company or any of its Affiliates; (E) the Participant’s material violation of the Company’s (or any of its Affiliates’) code of conduct, employee handbook or other policies applicable to the Participant (including, without limitation, any policy regarding sexual harassment or discrimination); or (F) the Participant’s failure to reasonably cooperate with an investigation by any governmental authority; provided, in any case, that a Participant’s resignation after an event that would be grounds for a termination for Cause will be treated as a termination for Cause hereunder.

2.7	“Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a)
any consolidation, amalgamation, or merger of the Company with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have Beneficial Ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty percent of the equity (measured by economic value or voting power (by contract, share ownership or otherwise)) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(b)	the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(c)
during any period of twelve consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in clause (a), (b), (c), or (d) above with respect to such Award (or portion thereof) shall only constitute a Change of Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Committee shall have full and final authority, which shall be exercised in its sole discretion, to construe or resolve any ambiguity in the foregoing definition; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9
“Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (i) a Non-Employee Director and (ii) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.10	“Company” means Howard Hughes Holdings Inc., a Delaware corporation, and any successor thereto.

2.11
“Consultant” means any person or entity that provides bona fide services to the Company or any Affiliate or Subsidiary as a consultant or advisor, excluding any Employee or Non-Employee Director, and that may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

2.12	“Director Award Limit” shall have the meaning set forth in Section 5.2.

2.13	“Effective Date” has the meaning set forth in Section 1.1.

2.14	“Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16	“Fair Market Value” means, as of any date, the per-Share value determined as follows, in accordance with applicable provisions of Section 409A:

(a)
The closing price of a Share during regular trading hours on a recognized national exchange or any established over-the-counter trading system on which dealings take place, or if no trades were made on any such day, the immediately preceding day on which trades were made; or

(b)
In the absence of an established market for the Shares of the type described in (a) above, the per-Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A.

2.17	“Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.18
“Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.19	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.20	“Option” means any stock option granted under Article 6 of the Plan.

2.21	“Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.

2.22	“Other Stock-Based Award” means any right granted under Article 9 of the Plan.

2.23	“Participant” means any eligible Employee, Non-Employee Director, or Consultant as set forth in Section 4.1 to whom an Award is granted.

2.24	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.25	“Plan” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.26	“Prior Plan” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.27
“Restricted Stock” means an Award of Shares, which Shares are subject to forfeiture upon the occurrence of specified events (or failure of specified events) to occur, granted under Article 8 of the Plan.

2.28
“Restricted Stock Unit” or “RSU” means an unfunded and unsecured promise to deliver Shares, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time, or a requirement that certain subjective or objective performance goals are satisfied).

2.29	“Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.30	“Service” means service as an Employee, Non-Employee Director or Consultant.

2.31	“Share” means a share of common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 11 hereof.

2.32	“Stock Appreciation Right” means any right granted under Article 7 of the Plan.

2.33
“Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which the Company, directly or indirectly, owns stock or other equity interests possessing fifty percent or more of the total combined voting power of all classes of stock or other equity interests (as determined in a manner consistent with Section 409A).

2.34
“Ten Percent Shareholder” means a natural person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3.  Administration

3.1
Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Employees, Non-Employee Directors and Consultants to whom Awards will be granted, and to determine the type and amount of Awards to be granted to each such Employee, Non-Employee Director or Consultant, and the terms and conditions of Awards and Award Agreements. Without limiting the generality of the foregoing, the Committee may, in its sole discretion but subject to the limitations in Article 12, clarify, construe or resolve any ambiguity in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals. Notwithstanding anything to the contrary in the Plan or in any Award Agreement, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to Awards, or interpret the terms and provisions of the Plan and any applicable Award Agreement, in each case subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan and any Award Agreement.

3.2
Delegation. The Committee may delegate to one or more of its members or one or more executive officers of the Company such administrative duties or powers as it may deem advisable; provided that no delegation shall be permitted under the Plan that is prohibited by applicable law.

3.3
Indemnification. No member of the Board, the Committee, or any employee or agent of the Company or any of its Affiliates (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (except as provided in this Section 3.3). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that such right of indemnification is otherwise prohibited by law, by the organizational documents of the Company or its applicable Affiliate, or the applicable directors’ and officers’ indemnification insurance policy maintained by the Company or its applicable Affiliate. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of the Company or its applicable Affiliates, as a matter of law, under an individual indemnification agreement or contract, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.

Article 4.  Eligibility and Participation; Vesting

4.1
Eligibility. Participants will consist of such Employees, Non-Employee Directors and Consultants as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2
Type of Awards. Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) RSUs and (e) Other Stock-Based Awards. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that, except as otherwise contemplated by the terms of the Plan, in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

4.3
Vesting. Subject to Section 4.4, the Committee may condition the grant of any Award under the Plan or the vesting of any such Award upon the achievement or satisfaction of one or more condition(s) (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time, or a requirement that certain subjective or objective performance goals are satisfied), as specified in the applicable Award Agreement. If the specified conditions are not so achieved or satisfied, the Committee shall not grant such Award to such Participant or the Award shall not vest or become exercisable and shall be forfeited, as applicable, unless otherwise determined by the Committee in its sole discretion.

4.4
Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (but not less than fifty weeks)); provided that the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent of the Absolute Share Limit (subject to adjustment under Article 11).

4.5
Dividends and Dividend Equivalents. Notwithstanding anything to the contrary herein, any dividends or dividend equivalents (as contemplated by Section 13.3) granted in connection with Awards under the Plan shall vest and be paid only if and to the extent the underlying Awards vest and are paid.

4.6
Discretion to Accelerate. Notwithstanding anything to the contrary herein, nothing herein shall restrict the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including, but not limited to, cases of retirement, death, disability or a Change of Control or otherwise.

Article 5.  Shares Subject to the Plan and Maximum Awards

5.1
General. Subject to adjustment as provided in Article 11 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan is 2,000,000 Shares, reduced by the number of Shares underlying any awards granted under the Prior Plan on and after May 30, 2025 and prior to the Effective Date (the “Absolute Share Limit”). The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the Absolute Share Limit, subject to Article 11 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

5.2
Director Award Limits. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date Fair Market Value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year under this Plan (excluding Awards made at the election of such Non-Employee Director in lieu of all or a portion of annual and committee cash retainers) when combined with any cash fees received during such calendar year, in each case as compensation for services as a Non-Employee Director during such calendar year, shall not exceed $950,000 (the “Director Award Limit”).

5.3
Share Recycling. In the event that any outstanding Award expires, is forfeited, canceled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards under the Plan; provided, however, that any Shares (x) withheld or tendered in payment of any applicable Option Price, grant price, strike price, or taxes relating to any Award, or (y) repurchased by the Company using proceeds from exercise of an Option, shall be deemed to constitute Shares issued to the applicable Participant and shall not again be available for Awards under the Plan. For the avoidance of doubt, the gross number of Shares underlying a stock-settled Stock Appreciation Right shall reduce the Absolute Share Limit when such Stock Appreciation Right is settled in Shares.

5.4
Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit or a Participant’s Director Award Limit; provided that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as Incentive Stock Options shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements and applicable law, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for issuance under the Plan.

Article 6.  Stock Options

6.1
Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Non-Employee Directors or Consultants shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee, the Board, the Company, any of its Subsidiaries or Affiliates, nor any of their employees and representatives shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Each Option shall be evidenced by an Award Agreement which shall state the number of Shares covered by such Option. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

6.2
Terms of Option Grant. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than one-hundred percent of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one-hundred- ten percent of the Fair Market Value of a Share on the date of grant.

6.3
Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five years).

6.4
Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then vested and/or exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence (including the applicable tax withholding pursuant to Section 13.4 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above) or (iv) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.5
Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to Employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed $100,000, or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 7.  Stock Appreciation Rights

7.1
Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price or strike price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2
Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price or strike price (which shall not be less than one hundred percent of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten years from the date of grant.

7.3
Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

Article 8.  Restricted Stock and Restricted Stock Units

8.1
Grant of Restricted Stock and Restricted Stock Units. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events (or failure of specified events to occur). An Award of Restricted Stock Units (or RSUs) is a grant by the Committee of an unfunded and unsecured promise to deliver a specified number of Shares or a specified amount of cash, other securities, or other property (which may be valued by reference to a specified number of Shares or otherwise) upon the occurrence of specified events. Restricted Stock and RSUs shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2
Terms of Restricted Stock and RSU Awards. Each Award Agreement evidencing a Restricted Stock or RSU grant shall specify the period(s) of restriction, the number of Shares subject to the Award, the performance, employment or other conditions (including the termination of a Participant’s Service whether due to death, disability or other reason) under which the Restricted Stock or RSUs may vest or be forfeited to the Company and such other provisions as the Committee shall determine.

8.3
Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause Shares to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under an Award Agreement or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

8.4
Voting and Dividend Rights. Unless otherwise provided in an Award Agreement, Participants shall have none of the rights of a stockholder of the Company with respect to Restricted Stock until the end of the Restriction Period; provided that except as otherwise provided in an Award Agreement and subject to any restrictions contained therein, Participants shall have the right to vote and accrue dividends on Restricted Stock during the Restriction Period subject to the vesting limitations and other restrictions set forth in Section 4.5 and Section 13.3. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units, except as otherwise expressly set forth in an Award Agreement.

8.5	Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(a)
Upon the expiration of the Restriction Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restriction Period has expired.

(b)
Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon vesting or lapse of any restrictions applicable to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to pay cash or part cash and part Shares in lieu of issuing only Shares in respect of such Restricted Stock Units. If a cash payment is made in lieu of issuing Shares in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per Share as of the date on which such Restricted Stock Units have vested or any applicable restrictions thereon have lapsed.

8.6
Legends on Restricted Stock. Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE HOWARD HUGHES HOLDINGS INC. 2025 EQUITY INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN HOWARD HUGHES HOLDINGS INC. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF HOWARD HUGHES HOLDINGS INC.

8.7
Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.  Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Stock-Based Awards”), including without limitation, deferred stock units and other “phantom” awards. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

Article 10.  Compliance with Section 409A of the Code and Section 457A of the Code

10.1
General. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. In the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments or implementation of policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A, including, without limitation, any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of an Award.

10.2
Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or an Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from Service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable within ninety days thereafter, but in no event later than the end of the applicable taxable year in which such six-month period ends.

10.3
Separation from Service. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” “termination of Service” or like terms shall mean “separation from service.”

10.4
Section 457A. In the event any Award is subject to Section 457A of the Code (“Section 457A”), the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 457A, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 11.  Adjustments

11.1
Adjustments in Authorized Shares and Awards. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company or a Change of Control) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than regular cash dividends to shareholders of the Company), or any similar corporate event or transaction that the Committee determines, in its sole discretion, could result in dilution or enlargement of the rights intended to be granted to, or available for, Participants, the Committee shall substitute or adjust, as it deems equitable in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan (including, without limitation, the Absolute Share Limit) or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price, strike price or purchase price applicable to outstanding Awards, the Director Award Limit, and/or other value determinations applicable to the Plan or outstanding Awards.

11.2
Change of Control. Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless otherwise provided in an applicable Employment Agreement or the Committee shall determine otherwise, including as set forth in an Award Agreement, the Committee shall make one or more of the following adjustments to the terms and conditions of outstanding Awards: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; or (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same value (as determined by the Committee in its sole discretion, and which may be based on the intrinsic (or “spread”) value in the case of Options and Stock Appreciation Rights) and vesting terms for such outstanding Awards; provided that any Options and Stock Appreciation Rights with an Option Price, grant price, or strike price, as applicable, that is equal to or greater than the per-Share value to be paid in the Change of Control transaction to holders of Shares (or, if no such consideration is paid, the Fair Market Value of a Share at the time of such Change of Control transaction) shall be canceled immediately upon the consummation of such Change of Control for no consideration. Except as otherwise provided in an applicable Employment Agreement or Award Agreement, any unvested portion of such continued, assumed, or substituted Awards shall vest in full upon an applicable Participant’s termination without Cause that occurs within 12 months following the consummation of such Change of Control, with any applicable performance metrics deemed achieved at a level established by the Committee in its sole discretion prior to such consummation.

Article 12.  Duration, Amendment, Modification, Suspension and Termination

12.1	Duration of the Plan. Unless sooner terminated as provided in Section 12.2, the Plan shall terminate on the day immediately preceding the tenth anniversary of the Effective Date.

12.2
Amendment, Modification, Suspension and Termination of Plan. The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 12.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 10 or 11, (i) without shareholder approval (A) if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, (B) if such Action increases the number of Shares available under the Plan (other than an increase permitted under Article 5 absent shareholder approval), (C) if such Action results in a material increase in benefits permitted under the Plan (but excluding increases that are immaterial or that are minor and to benefit the administration of the Plan, to take account of any changes in applicable law, or to obtain or maintain favorable tax, exchange, or regulatory treatment for the Company, a Subsidiary, and/or an Affiliate) or a change in eligibility requirements under the Plan, or (D) for any Action that results in (x) a reduction of the Option Price, grant price or strike price per Share, as applicable, of any outstanding Options or Stock Appreciation Rights, (y) cancellation of any outstanding Options or Stock Appreciation Rights in exchange for (I) cash, or (II) a new Option or Stock Appreciation Right (with a lower Option Price, grant price or strike price per Share, as the case may be) or other Awards, in each case with greater intrinsic value (if any) than the canceled Option or Stock Appreciation Right or (z) a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided further that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Article 13.  General Provisions

13.1
No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

13.2
Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

13.3	Dividends and Dividend Equivalents.

(a)
Subject to Sections 4.5, 13.3(b) and 13.3(c), the Committee may, in its sole discretion, provide a Participant as part of an Award with rights to dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, Shares, other securities, other Awards or other property, on such terms and conditions as may be determined by the Committee in its sole discretion..

(b)
Without limiting the foregoing, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within fifteen days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).

(c)
To the extent provided in an Award Agreement, the holder of an outstanding Award (other than Restricted Stock, Options or Stock Appreciation Rights) shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares) either in cash or, in the sole discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Award is settled following the date on which such Award vests (or other restrictions applicable thereto lapse), and if such Award is forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(d)	For the avoidance of doubt, no dividends or dividend equivalents will be accrue or be credited with respect to Options or Stock Appreciation Rights.

13.4
Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined up to the maximum statutory total tax that could be imposed on the transaction.

13.5
No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A or Section 457A or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

13.6
Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the heirs, legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs, legatees, personal representatives or distributees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

13.7
Termination of Service. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or Service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company or its Affiliate to employment or service with the Company or another Affiliate (or vice-versa) shall be considered a termination of Service; and (ii) if a Participant undergoes a termination of Service, but such Participant continues to provide services to the Company or its Affiliates in a non-employee capacity, such change in status shall not be considered a termination of Service for purposes of the Plan. Further, unless otherwise determined by the Committee or to the extent necessary to comply with Section 409A or Section 457A, in the event that any entity ceases to be Affiliated with the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another Affiliate immediately following such transaction, such Participant shall be deemed to have suffered a termination of Service hereunder as of the date of the consummation of such transaction.

13.8
Clawback/Repayment. All Awards shall be subject to any applicable share trading policies and other policies that may be approved or implemented by the Board or the Committee from time to time, whether or not approved before or after the Effective Date. All Awards and amounts payable under the Plan are additionally subject to the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of grant of an Award (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under this Plan).

13.9
Detrimental Activity. Notwithstanding anything to the contrary herein, if a Participant has, as determined by the Committee, engaged in (i) unauthorized disclosure of any confidential or proprietary information of the Company or any of its Affiliates; (ii) any activity that would be grounds to terminate the Participant’s Service for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with the Company or any of its Affiliates, or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion, then the Committee may, in its sole discretion, provide for one or more of the following:

(a)	cancellation of any or all of such Participant’s outstanding Awards; or

(b)	forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.

13.10
Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to the Company or any of its Affiliates and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A in respect of an outstanding Award.

13.11
Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

13.12
Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 13.12 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 13.11. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company, its Subsidiaries and Affiliates, and all of their employees and representatives of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

13.13
Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13.14
Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

13.15
Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

13.16
Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

13.17
No Constraint on Corporate Action. Nothing in the Plan shall be construed to (i) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (ii) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

13.18
Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.19
Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

13.20
Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company, undertaking or part-undertaking which employs the Participant, wherever situated.

13.21	Effective Date. The Plan originally became effective on the Effective Date.